MORGAN STANLEY

TRUST DEED AND RULES OF THE MORGAN STANLEY UK SHARE OWNERSHIP PLAN

HMRC Approval	12 October 2007

HMRC Ref	A100879

Linklaters Linklaters LLP One Silk Street London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref 01/145/Sarah Keith

Table of Contents

Contents		Page
Part A - Definitions		2
1	Meaning of words used	2
2	Operation of the Plan	4
3	Joining the Plan	4
4	Bonus Shares	6
5	Purchased Shares	8
6	Dividends	11
7	General rules about Shares	14
8	Leaving Employment	16
9	General rules relating to the Plan	17
10	Assets of the Plan	19
11	Trustees	20
12	Participating Companies	21
13	Changing the Rules	22
14	Termination	22
15	Governing Law	23

i

Trust Deed and Rules of the Morgan Stanley UK Share Ownership Plan

This Trust Deed and Rules of the Morgan Stanley UK Share Ownership Plan are made as a deed on the date set out below between:

(1)	Morgan Stanley International Incorporated a company incorporated in Delaware of 1585 Broadway, New York, New York (the “Company”) and

(2)	Hill Samuel ESOP Trustees Limited of 25 Gresham Street, London, EC2V 7HN (the “Trustees”)

to set up the Plan with effect from the date of formal approval of the Plan by HMRC.

Part A - Definitions

1	Meaning of words used

“ Award Day” means the date on which Bonus Shares are awarded under the Plan.

“ Award System” means the system of calculating the number of Bonus Shares to be awarded from time to time, adopted by the Plan Administrators and which satisfies paragraph 9 of Schedule 2 (participation on same terms).

“ the Company” means Morgan Stanley International Incorporated.

“Connected Share Incentive Plan” means a Share Incentive Plan (other than the Plan) established by the Company or a connected company (as defined in paragraph 18 of Schedule 2) of the Company which has been approved under Schedule 2.

“ Contributions” means deductions from a Participant’s Salary for the purpose of acquiring Purchased Shares.

“ Dividend Shares” means Shares which the Trustees acquire by reinvesting Participants’ cash dividends from their Plan Shares.

“ Employee” means, except for the purposes of Rule 9.5, an employee of a Participating Company.

“ Employment” means employment by the Company or any associated company (within the meaning of paragraph 94 of Schedule 2).

“ Bonus Shares” means Shares awarded to Participants without payment under Rule 4.

“ Holding Period” means the period for holding Bonus Shares and Dividend Shares in the Plan.

“HMRC” means Her Majesty’s Revenue and Customs;

“ ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“ Market Value” means on any day on which Shares are admitted to trading on the NYSE the value per share fixed at the mid market price of the Shares on the NYSE quoted in the Wall Street Journal on the preceding day or where Shares are admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange, the mid market price derived from the Daily Official List of the London Stock Exchange on the preceding day. Where Shares are not so admitted, “Market Value” has the meaning given by virtue of Part VIII of the Taxation of Chargeable Gains Act 1992 and as agreed in advance with HMRC Shares & Assets Valuation.

“NYSE” means the New York Stock Exchange.

“ Participant” means any Employee who has joined the Plan.

“ Participating Company” means an employer participating in the Plan being the Company, any Subsidiary and any other company which (if required) HMRC agrees may participate and which in both cases is so designated by the Plan Administrators and which has entered into a deed of participation with the Company and the Trustees under Rule 12.1.

“ Purchased Shares” means Shares which the Trustees allocate to Participants in respect of their Contributions.

“ Plan” means the Morgan Stanley UK Share Ownership Plan as changed from time to time.

“ Plan Administrator” means the person or persons authorised to operate the Plan.

“ Plan Shares” mean the Shares awarded or allocated to Participants under the Plan.

“ Reconstruction or Takeover” means a transaction affecting any Shares as described in Paragraph 86 of Schedule 2.

“ Salary” has the meaning in paragraph 43(4) of Schedule 2.

“ Schedule 2” means Schedule 2 to ITEPA.

“ Share” means a share of Common Stock of Morgan Stanley which meets the requirements of Part 4 of Schedule 2, and any security which forms part of any new holding referred to in paragraph 86, of Schedule 2.

“ Subsidiary” means a company which is under the control of the Company within the meaning of Section 840 of the Taxes Act (as extended by paragraph 91 of Schedule 2).

“ Taxes Act” means the Income and Corporation Taxes Act 1988.

“ Trustee” means Hill Samuel ESOP Trustees Limited or the trustees for the time being of the Plan.

Words of the masculine gender shall include the feminine and vice versa.

Part B - Operation of the Plan and Joining the Plan

2	Operation of the Plan

2.1	Purpose of the Plan

The purpose of the Plan is to help and encourage the holding of Shares by Participants or for their benefit through an employee Share Incentive Plan approved under the provisions of paragraph 81 of Schedule 2.

The Trustees may achieve the purpose of the Plan by applying the capital and income of the Plan assets to or for the benefit of Participants as described in the Plan rules.

2.2	Time of Operation

The Plan Administrators can only operate the Plan at any time after its approval by HMRC.

3	Joining the Plan

3.1	Employees to be invited

Subject to Rules 3.2 and 3.3, whenever the Plan Administrators decide to operate the Plan, they must invite all Employees who:

3.1.1	are UK resident taxpayers (within the meaning of paragraph 8(2) of Schedule 2); and

3.1.2	have been employees of a qualifying company (within the meaning of paragraph 17 of Schedule 2) throughout any qualifying period of service set under Rule 3.5.

They may also invite other Employees, provided that if there is a qualifying period of service, the Employees satisfy Rule 3.1.2.

Every Employee who is invited to participate must be invited on the same terms, in accordance with paragraph 9 of Schedule 2.

3.2	Prohibited invitations

However, the Plan Administrators must not invite anyone:

3.2.1
who is to participate at the same time in another Share Incentive Plan approved under Schedule 2 which has been established by the Company or a connected company (within the meaning of paragraph 18(3) of Schedule 2) or would have so participated but for the failure to meet a performance target; or

3.2.2	who is excluded from participating under paragraph 19 of Schedule 2 (no material interest requirement).

3.3	Bonus share invitations - Employees under notice

The Plan Administrators may decide not to invite Employees to participate in an award of Bonus Shares who have given or received notice of termination of employment on or before the Award Day relating to that award.

3.4	Form of invitation and application

The invitation and application to join the Plan must be made in the form determined by the Plan Administrators, and approved by HMRC (if necessary). This may include invitations and applications by writing or by email, internet (or other electronic means) or interactive voice response.

The invitation and the application will, if applicable, specify whether for that operation of the Plan, Bonus Shares and/or Purchased Shares (and, where relevant, Dividend Shares) may be acquired. If Purchased Shares are offered, the application form will comply with Rule 5.

3.5	Qualifying period of service

The Plan Administrators may set a qualifying period of service for any operation of the Plan, and if they do it must apply in relation to, and be the same for, all Employees.

If Bonus Shares are offered, the qualifying period of service must not be more than 18 months, ending with the Award Day of those Bonus Shares.

If Purchased Shares are offered and there is no Accumulation Period, the qualifying period of service must not be more than 18 months, ending with the start of Contributions.

3.6	Submission of Applications

Employees invited to participate in the Plan and who wish to do so, must submit the completed application by the date specified, if any. In doing so they agree to the terms and conditions of participation set out in the application. Anyone who has not submitted a completed application form as required will not participate in the Plan.

Part C - Bonus Shares

4	Bonus Shares

4.1	Limit

4.1.1
If the Plan is operated to provide Bonus Shares, Bonus Shares awarded to each Employee participating in the Plan must not have an initial market value of more than £3,000 in any tax year, or any greater amount specified for the purposes of paragraph 35(1) of Schedule 2.

4.1.2
Where, in a tax year, an Employee participating in the Plan has been awarded Bonus Shares and has, in the same tax year, been awarded Bonus Shares under any Connected Share Incentive Plan, those Bonus Shares will count, for the purposes of this Rule 4.1 as if they were Bonus Shares awarded under this Plan.

4.1.3
“Initial market value” means the Market Value of the Bonus Shares on the Award Day and, the market value of Shares subject to restrictions or risk of forfeiture shall be determined as if there were no restriction or risk.

4.2	Terms relating to Bonus Shares

The Plan Administrators will set the following:

4.2.1	the Award System for that operation of the Plan;

4.2.2
the Holding Period, which must be at least three years but not more than five years beginning with the Award Day, must be the same for all Bonus Shares in an award and cannot be increased once that award has been made; and

4.2.3	any forfeiture provisions under Rule 4.3.

During this Holding Period, Rule 7.4 applies in relation to the Bonus Shares.

4.3	Forfeiture of Bonus Shares (not currently used)

The Plan Administrators may decide that an award of Bonus Shares will be made on the basis that if Participants leave Employment for a specified reason (other than for a reason set out in paragraph 32(2) of Schedule 2) within a specified period (not exceeding 3 years from the Award Day) they will lose any right to receive Bonus Shares.

4.4	Payments by Participating Companies and acquiring Shares

The Plan Administrators will notify each Participating Company of the amount it is required to contribute in respect of an award of Bonus Shares. Each Participating Company will pay this amount to the Trustees and the Trustees will use the funds to purchase or subscribe for Shares, as agreed with the Plan Administrators.

4.5	Awards of Bonus Shares

The Trustees will award Bonus Shares to each Participant on the basis set out in the Award System.

4.6	Award Eligibility Requirement

The Trustees will not award Bonus Shares to a Participant who is not an Employee on the Award Day. Bonus Shares will not be awarded to Employees who have given or received notice of termination of Employment on or before the Award Day.

4.7	Notification by Trustees

As soon as practicable after the award of Bonus Shares, the Trustees will write and tell each Participant of the award. The Trustees will include in the notification the number and description of the Bonus Shares, the Holding Period applying to the Bonus Shares and their Market Value on the Award Day.

4.8	Transfer of legal title

After the end of the Holding Period, the Participant may at any time direct the Trustees to transfer legal title of Bonus Shares to him or as he may direct.

Part D - Purchased Shares

5	Purchased Shares

5.1	Application for Purchased Shares

If the Plan is operated to provide Purchased Shares, Employees invited must complete the relevant section of the application form. This section will satisfy the requirements of Part 6 of Schedule 2 and will include the notice required under paragraph 48 of Schedule 2 (notice of possible effect of deductions on benefit entitlement).

5.2	Amount of Contributions

5.2.1	The Plan Administrators will determine the maximum Contribution which will apply in relation to that operation of the Plan which will not be more than the lower of:

(i)	10% of Salary for that tax year; or

(ii)	£1,500 in any tax year; or

(iii)	a greater percentage or amount specified for the purposes of paragraph 46 of Schedule 2 from time to time.

5.2.2	If Contributions exceed these limits, the excess amount will be repaid to the Participant as soon as practicable (after deducting any income tax and national insurance contributions due).

5.2.3
If a Participant makes Contributions under this Plan in a tax year and, in the same tax year, has made contributions under any Connected Share Incentive Plan, those Contributions will count, for the purposes of this Rule 5.2, as if they were Contributions under this Plan.

5.3	Minimum Contribution

The Plan Administrators may set from time to time a minimum amount (not more than £10) for Contributions on any occasion. If there is such a minimum amount, it will be set out in the application.

5.4	Limit on Purchased Shares

The Plan Administrators may set from time to time a limit on the number of Shares which may be acquired as Purchased Shares. If there is such a limit, it will be set out in the application.

5.5	Scaling down

If there is a limit on the number of Shares which may be acquired as Purchased Shares and the Contributions set out in the application forms exceed that number, the Plan Administrators will scale down applications by taking any one or more of the following steps in turn:

5.5.1	reduce the excess of Contributions over any set minimum amount for Contributions proportionately; then

5.5.2	reduce all monthly Contributions to any set minimum amount for Contributions; then

5.5.3	select applications to contribute the minimum amount for Contributions by lot.

The Plan Administrators will notify Participants of the scaling down and their application will be deemed changed or withdrawn.

5.6	Holding Contributions

The Participants’ Contributions will be transferred to the Trustees as soon as practicable. The Trustees will hold the Contributions in an account with:

5.6.1	a person falling within section 840A(1)(b) of the Taxes Act; or

5.6.2	a building society; or

5.6.3	a firm falling within section 840A(1)(c) of the Taxes Act.

The account may, but need not, pay interest on the Contributions held. If it does, the Trustees must account to each Participant for the interest earned on his Contributions.

5.7	Repayment of Contributions

The Trustees must pay to a Participant any Contributions it holds (after deducting any income tax and national insurance contributions due) together with any interest if, before acquiring Purchased Shares on behalf of the Participant;

5.7.1	they receive a termination notice under Rule 14.1 (Termination); or

5.7.2	HMRC notifies the Company that it has withdrawn the approval of the Plan under Schedule 2; or

5.8	Excess Contributions

If the Participant agrees when completing the application, the Trustees may carry forward and add to the amount of the next Contribution any Contributions not used to acquire Purchased Shares. If there is no such agreement, the Trustees must pay the excess to the Participant as soon as practicable after deducting any income tax and national insurance contributions due.

5.9	Stopping and re-starting Contributions

A Participant may give notice to the Company to stop making Contributions. He may also give notice to the Company at any time that he wishes Contributions to re-start, but he may not make up any missed Contributions.

The Company will arrange for Contributions to stop within 30 days of receiving the notice, unless the notice specifies a later date. The Company will arrange for Contributions to re-start by the next due date for Contributions which is more than 30 days after receipt of the notice to re-start, unless the notice specifies a later date.

5.10	Varying Contributions

A Participant may vary his Contributions with the agreement of the Company.

5.11	Withdrawal from agreement to make Contributions

A Participant may at any time withdraw from the agreement to make Contributions made at the time of joining the Plan and ask for the return of any Contributions which have not been used to acquire Purchased Shares by giving notice to the Company. The Participant will be treated as having stopped Contributions 30 days after the receipt of the notice, unless a later date is specified in the notice. The Trustees must pay to the Participant any Contributions they hold as soon as practicable (after deducting any income tax and national insurance contributions due) together with any interest, if payable. Any Purchased Shares already allocated will not cease to be subject to the Plan as a result of such a withdrawal.

5.12	Allocating shares

5.12.1
The Trustees must allocate Purchased Shares to the Participants by a date set by the Trustees. This date must be not later than 30 days after the last day on which the relevant deduction of Contributions takes place.

5.12.2
If all the Purchased Shares to be allocated to Employees on that occasion are purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation or the immediately preceding dealing day, and provided the Company is quoted on NYSE and/or the Daily Official List of the London Stock Exchange, the number of Shares allocated to each Participant will be calculated using the average price actually paid by the Trustees for the Shares.

5.12.3
If all the Purchased Shares to be allocated to Employees on that occasion are not purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation or the immediately preceding dealing day, the number of Shares allocated to each Participant will be calculated using the Market Value on the date of allocation.

5.12.4	All Purchased Shares must be allocated on the same date.

5.13	Allocation Eligibility Requirement

The Trustees will not allocate Purchased Shares to an individual who is not an Employee at the time the related Contributions are deducted.

Rule 8.1 applies if an Employee leaves Employment during the acquisition period for an award of Purchased Shares.

5.14	Notification by Trustees

As soon as reasonably practicable after the Trustees have allocated Purchased Shares to a Participant, the Trustees will notify that Participant in writing. The Trustees will set out the number and description of the Purchased Shares, the amount of Contributions used to acquire the Shares and the price per Share which was used to calculate the number of Purchased Shares allocated in accordance with Rule 5.13 or 5.14.

5.15	Access to Purchased Shares

A Participant may at any time take out of the Plan any Purchased Shares allocated to him. This is subject to any income tax and national insurance due.

A Participant may, at any time, direct the Trustees to transfer legal title of Purchased Shares to him or as he may direct.

Part E - Dividends

6	Dividends

6.1	Dividend Shares (not currently used)

6.1.1	The Plan Administrators may from time to time decide that instead of Participants receiving cash dividends:

(i)	the Trustees must re-invest cash dividends they receive in respect of Plan Shares in additional Shares to be held on behalf of Participants; or

(ii)	the Trustees must re-invest cash dividends as set out in Rule 6.1.1 but only in respect of Plan Shares of Participants who have chosen this by completing the relevant section on the application.

6.1.2	The total amount so reinvested cannot exceed £1,500 in each tax year (or such greater amount specified for the purposes of paragraph 64(1) of Schedule 2).

6.1.3
If a Participant reinvests an amount under this Rule 6.1 in a tax year and, in the same tax year, has reinvested an amount in dividend shares under any Connected Share Incentive Plan, that amount will count, for the purposes of this Rule 6.1.2, as if it were reinvested under this Plan.

6.1.4
If the Plan Administrators have not made such decisions, or to the extent that the cash dividends exceed the limit, the Trustees must pay over cash dividends to the relevant Participant as soon as practicable.

6.2	Allocating Dividend Shares (not currently used)

6.2.1
If all the Dividend Shares to be allocated to Employees on any occasion are purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation or the immediately preceding dealing day, and provided the Company is quoted on NYSE and/or the London Stock Exchange then the number of Dividend Shares allocated to each Participant will be calculated using the average price actually paid by the Trustees for the Shares.

6.2.2
If all the Dividend Shares to be allocated to Employees on any occasion are not purchased by the Trustees on the date of allocation or over five or fewer consecutive dealing days ending on the date of allocation or the immediately preceding dealing day, then the number of Dividend Shares allocated to each Participant will be calculated using the Market Value on the date of allocation.

6.2.3	Dividend Shares must be allocated on or before a date set by the Trustees. This date must be no later than 30 days after the date they receive cash dividend.

All the Dividend Shares must be allocated on the same date. In allocating Shares the Trustees must treat Participants fairly and equally.

6.3	Cash dividends carried forward and paid (not currently used)

The Trustees may retain, carry forward and add to the amount of the next cash dividend to be reinvested the amount of any cash dividend which is not sufficient for the allocation of one or more Dividend Shares. But the Trustees must keep these amounts separately identifiable and amounts derived from an earlier cash dividend are treated as reinvested before an amount derived from a later cash dividend.

The Trustees must pay to the Participant, as soon as practicable, any cash amounts referred to above:

6.3.1	which are not reinvested in Dividend Shares within 3 years of payment of the dividend; or

6.3.2	if the Participant ceases to be in Employment; or

6.3.3	if the Trustees receive a termination notice under Rule 14.1.

When making the payment, the Trustees will supply to the Participant the information referred to in paragraph 80(4) of Schedule 2.

6.4	Notification (not currently used)

As soon as practicable after the Trustees have allocated any Dividend Shares to a Participant, the Trustees will notify the Participant in writing. The Trustees will set out the number and description of those Dividend Shares, the price per Share which was used to calculate the number of Dividend Shares allocated in accordance with Rule 6.2.1 or 6.2.2, the Holding Period and any cash dividends carried forward as described in Rule 6.3.

6.5	Rights and restrictions (not currently used)

Dividend Shares must be shares of the same class and carry the same rights as the Shares in respect of which the dividend is paid. They must not be subject to any forfeiture.

Rule 4.2.2 applies to Dividend Shares but the Holding Period must be 3 years starting on the date the Trustees allocated the Dividend Shares as described in Rule 6.2. Rule 7.4 also applies to Dividend Shares.

6.6	Transfer of legal title (not currently used)

After the end of the Holding Period the Participant may at any time direct the Trustees to transfer legal title of Dividend Shares to him or as he may direct.

6.7	Other dividends

Cash dividends payable in respect of Plan Shares and not reinvested in Dividend Shares (because they exceed the limit set out in Rule 6.1 or for any other reason) will belong to the relevant Participant. The Trustees will pay those dividends to the Participant as soon as practicable after receipt.

The Trustees are not required to pay a Participant any interest earned on any dividend to which the Participant is entitled.

The Trustees must hold unclaimed dividends for at least 12 years from the date of declaration of the dividend. If any dividends are unclaimed after this period, the Trustees may keep them and use them for the purposes of the Plan.

Where any dividends received are foreign cash dividends within the meaning of paragraph 75(6) of Schedule 2 the Trustees will notify the Participant of the amount of any foreign tax deducted from the dividend before it was paid.

6.8	Scrip dividends

The Trustees may receive, following a direction from the Participant, Shares credited as fully paid in whole or in part instead of a cash dividend (a scrip dividend). These Shares will not form part of the Participant’s Plan Shares. The Trustees will take all reasonable steps to transfer such Shares to the Participant.

Part F - General Rules

7	General rules about Shares

7.1	Listing

If and so long as Shares are admitted to trading on the NYSE and/or listing on the Official List and to dealing on the London Stock Exchange, Morgan Stanley International Incorporated will, where relevant, apply for listing of any Shares subscribed under the Plan as soon as practicable after their allotment.

7.2	Rights

Shares issued on subscription will rank equally in all respects with the Shares. However, the Plan Administrators may determine that they will not rank equally in all respects for any dividends or other distributions payable or made in respect of a period beginning before their date of issue.

Where Shares are transferred they will have the benefit of all rights attaching to the Shares by reference to a record date on or after the date on which they are allocated or awarded.

The Trustees may award Shares, a proportion of which will rank for dividends or other rights attaching to Shares by reference to a record date preceding the relevant Award Day and a proportion of which will not. If this happens, the Trustees will award the Shares to each Participant as far as practicable in those same proportions.

7.3	Acquisition of Shares (not currently used)

The Company may from time to time ask the Trustees to acquire any number of Shares specified by it for award or allocation to Participants on a later operation of the Plan. If the Trustees agree to acquire Shares, the Company will ensure that the Trustees have sufficient funds to do so. The Trustees may also acquire Shares at any other time, if they have sufficient funds to do so. These Shares must satisfy the conditions specified in Part 4 of Schedule 2. Before any such Shares are awarded or allocated under the Plan, they will be held on general trust for the purposes of the Plan.

7.4	Restrictions on disposals of Shares

The Participant must permit the Trustees to retain his Bonus Shares and Dividend Shares throughout the Holding Period and the Trustees must retain them. The Participant cannot assign, charge or otherwise dispose of his beneficial interests in the Bonus Shares and Dividend Shares in any way during the Holding Period, and the Trustees shall not dispose of the Bonus Shares and Dividend Shares (whether by transfer to the Participant or otherwise) during the Holding Period, unless the Participant has ceased to be in Employment, or if the circumstances set out in paragraphs 36(4) or 77 of Schedule 2 apply.

7.5	Voting

The Trustees will invite Participants to direct them on the exercise of any voting rights attaching to Plan Shares held by the Trustees on their behalf. The Trustees will only be entitled to vote on a show of hands if all directions received from Participants who have given directions in respect of a particular resolution are identical. The Trustees will not be under any obligation to call for a poll. In the event of a poll the Trustees will follow the directions of Participants.

The Trustees must not vote in respect of unallocated Shares or any Shares they hold under the Plan which have not been registered in their name.

7.6	Offers

The Participant (or anyone properly authorised) may direct the Trustees on the appropriate action to take in relation to any right relating to a Participant’s Plan Shares to receive other shares, securities or rights of any description, and in relation to a Reconstruction or Takeover. The Trustees may not take any action without such a direction. If the Trustees are to be involved in any liability they may require an indemnity from the Participant which they consider appropriate.

Where the Trustees exercise rights under a rights issue in respect of a Participant’s Plan Shares, any shares, securities or rights allotted as a result shall be treated as if they were Plan Shares identical to the Shares in respect of which the rights were conferred and as if they were awarded to the Participant under the Plan in the same way and at the same time as those Shares. But this only applies if the rights issue is offered in respect of all ordinary shares in the company and is subject to paragraphs 88(3) to 88(5) of Schedule 2.

On a Reconstruction or a Takeover, the Trustees will hold any new shares (as described in paragraph 87 of Schedule 2) as Shares subject to the Plan, as if they were the original Shares.

7.7	Fractional entitlements

Where, following any offer described in Rule 7.6, the Trustees receive rights or securities, they will allocate them among the Participants concerned on a proportionate basis, rounding down if necessary. The Trustees will then add the fractions not allocated and sell the unallocated rights and securities. The Trustees will deduct all expenses of sale and applicable tax from the proceeds of sale and distribute the net proceeds of sale proportionately among the Participants whose allocation was rounded down. However, if a Participant’s entitlement is under £3 the Trustees may retain that sum and hold it on trust for the purposes of the Plan.

7.8	Capital Receipts and other amounts

When the Trustees receive money which is a capital receipt (within the meaning of Section 502 of ITEPA) or the proceeds of any disposal, they will transfer the sum to the Participant after complying with their PAYE obligations. The Trustees may, however, retain any capital receipt under £3 due to any Participant and hold it on trust for the purposes of the Plan.

The Trustees must also pay over to each Participant any money or money’s worth relating to any of his Plan Shares, apart from money’s worth consisting of new shares as described in Rule [7.6]. But the Trustees are entitled to retain any amounts needed to discharge their PAYE obligations and cash dividends reinvested or carried forward under Rule 6.3.

7.9	Tax liabilities

The Trustees will maintain the necessary records to comply with their PAYE obligations and those of the Participating Companies so far as they relate to the Plan.

The Trustees will pay to the relevant employing companies sufficient sums to enable the employing companies to discharge any obligations to make PAYE deductions for income tax or national insurance contributions which arise in the circumstances in Section 510(1) of ITEPA.

The Trustees may dispose of a Participant’s Plan Shares in order to raise sufficient sums in order to meet any obligation under this Rule 7.9 unless the Participant makes a payment in advance to the Trustees of a sum equal to the amount required to discharge the obligation.

When a Participant becomes liable to tax under ITEPA or Chapter 3 or 4 of part 4 of the Income Tax (Trading and Other Income) Act 2005 in relation to his Plan Shares, the Trustees must give the Participant any information relevant to determining that liability.

8	Leaving Employment

8.1	Leaving Employment

8.1.1	Subject to Rule 4.3 (dealing with forfeiture), if a Participant leaves Employment, his Plan Shares will cease to be subject to the Plan.

8.1.2
Subject to Rule 4.3 (dealing with forfeiture), unless the Plan Administrators decide otherwise, the Plan will operate on the basis that if a Participant leaves Employment for any reason, the Trustees will transfer the Participant’s Plan Shares to the Participant or as he may direct (or, if the Participant has died, to the personal representatives) as soon as reasonably practicable.

8.1.3	If a Participant leaves Employment during the acquisition period relating to an allocation of Purchased Shares, he shall:

(i)	for the purpose of awards of Purchased Shares be treated as ceasing to be in Employment immediately after the allocation of Purchased Shares; and

(ii)	for the purpose of determining when his Plan Shares cease to be subject to the Plan, be treated as ceasing to be in Employment immediately after the allocation of Purchased Shares.

8.1.4	For the purposes of this Rule 8.1“acquisition period” has the meaning given to it in paragraph 97(3) of Schedule 2.

8.2	Tax free withdrawal of Plan Shares

In accordance with paragraph 498 of ITEPA, a Participant is not liable to income tax or national insurance contributions on his Shares ceasing to be subject to the Plan on leaving Employment for any of the following reasons:

8.2.1	because of injury or disability;

8.2.2	on being dismissed by reason of redundancy;

8.2.3	by reason of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 (S.I. 1981/1794) applies;

8.2.4
if the relevant employment is employment by an associated company (see paragraph 95(2) of Schedule 2), by reason of a change of control or other circumstances ending that company’s status as an associated company;

8.2.5	by reason of the Participant’s retirement on or after reaching the specified retirement age of 50; or

8.2.6	on the Participant’s death.

9	General rules relating to the Plan

9.1	Notices

Any notice or other document which has to be given in connection with the Plan may be delivered to a Participant or sent by post to him at his home address using the records of that Participant’s employing company, or such other address as the Company or the Trustees consider appropriate or sent by e-mail (or other electronic means) to any address which according to the records of his employing company is used by him (or such other e-mail (or electronic) address as he may from time to time specify). Any notice or other document which has to be given to the Company or the Trustees in connection with the Plan may be delivered or sent by post to them at their registered offices (or such other place as the Plan Administrators or the Trustees may from time to time write and tell the Participants) or if the Plan Administrators allow and subject to such conditions as they may specify, sent by e-mail (or other electronic means) to the e-mail (or electronic) address for the time being notified by the Company. Notices sent by post will be deemed to have been given on the second day following the date of posting. Notices sent by e-mail (or other electronic means), in the absence of evidence to the contrary, will be deemed to have been received on the first day after sending.

9.2	Documents sent to Shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of Shares.

9.3	Plan Administrators’ and Trustees’ decisions

The decision of the Plan Administrators (or of the Trustees if the Plan Administrators so decide) in any dispute or question affecting any Employee or Participant will be final and binding on the parties concerned.

9.4	Regulations

The Plan Administrators and the Trustees will have the power from time to time to make or vary regulations for the administration and operation of the Plan, but these must be consistent with this Deed.

9.5	Terms of employment

9.5.1	For the purposes of this Rule 9.5, “Employee” means any Participant, any Employee (within the meaning of Rule 1) or any other person.

9.5.2	This Rule 9.5 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

9.5.3
Nothing in the Rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

9.5.4
Operation of the Plan on a particular basis in any year does not create any right to or expectation of operation of the Plan or the award or allocation of Plan Shares on the same basis, or at all, in any future year. In particular, a company which has been a Participating Company repeatedly may cease to be a Participating Company for any reason or no reason.

9.5.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

9.5.6
Without prejudice to an Employee’s right to receive any Bonus Shares awarded to him or any Purchased Shares or Dividend Shares allocated to him subject to and in accordance with the express terms of the Rules, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Plan. Subject to the provisions of Schedule 2, any and all discretions, decisions or omissions relating to the invitation and application of Employees to join the Plan on any particular occasion may operate to the disadvantage of the Employee, even if this could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule 9.5

9.5.7
Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including this Rule 9.5. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive any Bonus Shares awarded to him or any Purchased Shares or Dividend Shares allocated to him subject to and in accordance with the express terms of the Rules, in consideration for, and as a condition of, his participation in the Plan.

9.5.8
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

9.5.9
Each of the provisions of this Rule 9.5 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

9.6	Beneficiary who is incapable

If the Trustees consider that a person cannot look after his affairs (because of illness, mental disorder, age or other reason) they may use any amounts or Shares due to that person for his or her benefit, or may pay or transfer them to some other person to do so. The receipt of the person to whom the Trustees make payments or transfer Shares will discharge the Trustees from any obligation in respect of the amounts or Shares concerned.

9.7	Setting up costs

The Company will pay the costs and expenses of the preparation and execution of these Plan rules.

9.8	Errors and omissions

If as a result of an error or omission Bonus Shares, Purchased Shares or Dividend Shares are not awarded to a Participant in accordance with the Plan rules, the Trustees may, but without any obligation to do so, do all such acts or things as may be agreed with HMRC to rectify the error or omission notwithstanding that such actions may fall outside the time limits contemplated by or otherwise conflict with the other provisions of the Plan rules.

9.9	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by him to the Company, any Participating Company, the Trustees or third party service provider for all purposes relating to the operation of the Plan. These include, but are not limited to:

9.9.1	administering and maintaining records;

9.9.2	providing information to the Company, any Participating Company, the Trustees, registrars, brokers or third party administrators of the Plan;

9.9.3	providing information to future purchasers of the Company or the business in which the Participant works;

9.9.4
transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

10	Assets of the Plan

10.1	Assets held on trust

The Trustees will hold all the payments they receive and the assets representing them from time to time and all income on trust for the purposes of the Plan. The Trustees may also accept gifts of cash and Shares which will be held on trust for the purposes of the Plan.

10.2	Use of assets

The Trustees may invest any moneys held by them and not immediately required for the purpose of the Plan in such manner as they may choose. The Trustees are not under a duty to invest trust property.

The Trustees may borrow in order to acquire Shares for the purposes of the Plan or, but only after getting the written consent of the Company, for any other purpose.

10.3	Plan expenses

The Trustees will pay the expenses of the Plan (including their own expenses incurred in attending to Plan business) from the Plan's assets, if the assets are sufficient and the Company decides in writing. If there is no such direction, the expenses of the Plan will be met by the Participating Companies in proportion to the amounts paid by them under the Plan or (if the Trustees decide) in proportion to the number of Shares awarded to their Participants under the Plan in the related year, or in proportion to both.

10.4	Trustees’ duties relating to Shares

During the Holding Period, the Trustees may only sell or transfer any Bonus Shares or Dividend Shares in the following circumstances:

10.4.1	if a Participant instructs this as described in Rule 7.7; or

10.4.2	to obtain sufficient funds to secure rights arising under a rights issue affecting Plan Shares; or

10.4.3	to discharge PAYE obligations under Rule 7.9; or

10.4.4	if they receive a termination notice as described in Rule 14.1.

10.5	Trustees holding Shares

Where a Participant loses any right to receive Shares under the Plan, the Trustees will hold those Shares on general trusts for the purposes of the Plan.

11	Trustees

11.1	Appointment and removal

The Company may by resolution appoint new or additional trustees or a body corporate as a sole trustee. The Company may also remove trustees.

These powers may be exercised without giving a reason.

There must be at least two trustees, except when there is a sole corporate trustee.

All the trustees must be resident in the United Kingdom for United Kingdom tax purposes at all times.

11.2	Retirement

A trustee may retire by giving to the Company written notice of his wish to retire. The notice will take effect at the expiry of 3 months after the date of the notice, or on any other date agreed with the Company. The retiring trustee need not give a reason for retiring and will not be responsible for any costs arising from his retirement. The retiring trustee will take the necessary action, as directed by the Company, to give effect to his retirement including delivering all documents which he has relating to the Plan. Any continuing trustee is authorised to effect the transfer of Plan assets on behalf of a retiring trustee.

11.3	Exercise of powers

If there is more than one trustee, the Trustees may act by majority vote and may delegate powers duties or discretions to any persons and on any terms (including terms which allow the delegate to sub-delegate).

The Trustees may allow any Shares to be registered in the name of an appointed nominee but these Shares must be registered in a designated account.

Trustees who delegate powers or use a nominee are not divested of any responsibility under the Rules or under Schedule 2.

The Trustees may at any time, and must if the Company so directs, revoke any delegation made under this Rule, or require any Plan assets held by another person to be returned to the Trustees, or both.

11.4	Trustees’ charges

A trustee who carries on a profession or business may charge for services provided on a basis agreed with the Company, as also may a company or firm in which a trustee is interested. These charges will also be paid from the Plan assets, if available, unless the Plan Administrators decide otherwise.

11.5	Limit of Liability

A trustee will not be liable for any breach of trust except wilful wrongdoing (but a paid trustee will also be liable for negligence).

11.6	Indemnity

The Participating Companies will jointly and severally indemnify each of the trustees (except a paid trustee) against any expenses and liabilities which are incurred through acting as a trustee of the Plan but which cannot, for any reason, be met from the Plan’s assets. But this does not apply to expenses and liabilities which are incurred through wilful wrongdoing (or negligence in the case of a paid trustee) or covered by insurance under Rule 11.7. The indemnity in this Rule 11.6 is in addition to and without prejudice to the right which the Trustees have under general law and the Trustee Act 2000 to be indemnified out of the Plan’s assets.

11.7	Insurance

The Trustees may insure the Plan against any loss caused by it or any of its employees, officers, agents or delegates. They may also insure themselves and any of these persons against liability for breach of trust not involving wilful wrongdoing. Except in the case of a paid trustee, the premiums may be paid from the Plan assets.

If the Trustees are insured, they will waive the protection of Rule 11.5.

11.8	Personal Interest

The Trustees and any director, officer or employee of a corporation acting as trustee, may be interested in any securities of a Participating Company or any company in which a Participating Company may be interested. Such person may enter into a contract with any such companies and will not be liable to account for any profits obtained.

12	Participating Companies

12.1	Inclusion in the Plan

An employer wishing to participate in the Plan must enter into a deed with the Company and the Trustees agreeing to comply with the rules of the Plan. The deed must be in a form agreed by HMRC.

12.2	Ceasing to participate

Any Participating Company will cease to participate in the Plan:

12.2.1	when it ceases to be a Subsidiary; or

12.2.2
if and during any times when the Plan Administrators decide that the Plan will not apply to it. (But in making this decision the Plan Administrators must ensure that the conditions in paragraph 10 of Schedule 2 are still satisfied. These conditions are that the Plan must not have any features which may discourage certain employees from participating and that the Plan cannot benefit mainly directors or higher paid employees).

13	Changing the Rules

13.1	Before HMRC approval

Before HMRC approves the Plan under Schedule 2 the Plan Administrators can change the Rules as necessary in order to obtain approval.

13.2	After HMRC approval

After the Plan is approved by HMRC, the Plan Administrators and the Trustees may, together by deed at any time, change the Plan Rules. But if a key feature of the Plan is to be changed at a time when the Plan is approved by HMRC under Schedule 2, and the approved status of the Plan is to be maintained, the change will not have effect until it has been approved by HMRC.

A “key feature” is any provision needed to comply with the requirements of Schedule 2.

The Plan Administrators must not make any changes to the Plan which would breach the rule against perpetuities (see Rule 14.4).

14	Termination

14.1	Termination notice

The Company in general meeting or the Plan Administrators may at any time resolve to terminate the Plan. If they so resolve, they must issue a termination notice and give it without delay to:

14.1.1	HMRC;

14.1.2	the Trustees; and

14.1.3	all individuals who have Plan Shares, and all Employees who have returned valid application forms but have not been awarded or allocated any Shares.

14.2	Effect of termination notice

Once the Trustees receive the termination notice, they must not award or acquire any more Shares on behalf of Participants.

The Trustees must remove each Participant’s Plan Shares from the Plan by either transferring them or the proceeds of their sale to the Participant or as he may direct. (If the Participant has died, his personal representatives may give these instructions.) This should be done as soon as practicable once three months have passed from the date the termination notice was given under Rule 14. But the Trustees may delay the removal of Plan Shares until this can be done without any liabilities to income tax under Sections 501 to 507 of ITEPA. The Trustees may also remove Plan Shares at an earlier time if the Participant agrees after receiving the termination notice.

The Trustees must also pay to Participants, as soon as they receive the termination notice, any cash dividends they are holding (Rule 6.3) or any Contributions they are holding (Rule 5.7).

14.3	Surplus Assets

Any surplus assets left after the Trustees have decided when Plan Shares will be removed under Rule 14.2 will be paid to a charity of the choice of the Trustees.

14.4	Perpetuity Period

The perpetuity period relating to the Plan is eighty years. The Trustees may not award Shares more than seventy six years after the date of these Plan rules.

The end of the “perpetuity period” is the time by which Participants or other persons must have an interest in Shares, without risk of loss of any rights.

15	Governing Law

English law governs the Plan and its administration.

Executed as a deed on                2007.

Executed as a deed by Morgan Stanley International Incorporated by: Authorised Signatory Authorised Signatory

THE COMMON SEAL of Hill Samuel ESOP Trustees Limited was put onto this deed in the presence of: Director Secretary